Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

YHN Acquisition I Limited (“we,” “our,” “us” or “Company”) is a BVI business company (company number 2138495) and our affairs are governed by our third amended and restated memorandum and articles of association, the Companies Act and common law of the British Virgin Islands. Based upon our third amended and restated memorandum and articles of association, our authorized share capital consists of 500,000,000 ordinary shares with no par value each of a single class. As of the date of the Report, 7,750,000 ordinary shares are issued and outstanding. No preferred shares are issued or outstanding or authorized by our constitutional documents.

As of December 31, 2024, we had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our (i) units, consisting of one ordinary share and one right to receive one-tenth (1/10) of one ordinary share upon the consummation of an initial business combination, (ii) ordinary shares, no par value, and (iii) rights, with each right entitling its holder to receive one-tenth (1/10) of one ordinary share upon the consummation of an initial business combination.

Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Units

Each unit consists of one ordinary share and one right to receive one-tenth (1/10) of one ordinary share upon the consummation of an initial business combination. Each right entitles the holder thereof to receive one-tenth (1/10) of an ordinary share upon consummation of our initial business combination. In addition, we will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of British Virgin Islands Law. As a result, you must hold rights in multiples of ten in order to receive shares for all of your rights upon closing of a business combination.

The ordinary shares and rights began to trade separately on November 8, 2024.

Ordinary Shares

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve our initial business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote their respective ordinary shares owned by them immediately prior to our IPO and any shares purchased in the IPO or following the IPO in the open market (other than shares acquired outside the redemption process in connection with our initial business combination, in compliance with Rule 14e-5 of the Exchange Act) in favor of the proposed business combination.

We will proceed with the business combination only if we have net tangible assets of at least $5,000,001 (after payment of deferred underwriting fees and commissions, and net of taxes payable on the income earned on the trust account and funds previously released to the company to pay our taxes) upon consummation of such business combination and a majority of the ordinary shares voted are voted in favor of the business combination. At least seven clear calendar days’ notice must be given for each general meeting (although we will provide whatever minimum number of days are required under federal securities laws). Shareholders may vote at meetings in person or by proxy.

The members of our board of directors serve for the term, if any, fixed by the resolutions of shareholders or resolutions of directors appointing him/her. If no term is fixed on the appointment of a director, the director serves indefinitely until his/her earlier death, resignation or removal. There is no cumulative voting with respect to the election of directors. After the closing of a business combination, the Company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

Pursuant to our third amended and restated memorandum and articles of association, if we do not consummate a business combination by 15 months from the closing of our IPO, we will (i) as promptly as practicable cease all operations except for the purpose of making redemption and the subsequent winding up of the Company’s affairs; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their insider shares upon our winding up, liquidation and subsequent dissolution.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to have their public shares converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination and the business combination is completed.

Register of Members

Under the Companies Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, Continental Stock Transfer & Trust Company, which will enter the name of Cede & Co in our register of members for each of the respective public shareholders. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Rights

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-tenth of an ordinary share upon consummation of our initial business combination, even if the holder of a public right converted all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our memorandum and articles of association with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of ten rights will be required to affirmatively convert his, her or its rights in order to receive the one share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of British Virgin Islands Law. As a result, you must hold rights in multiples of ten in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Our Transfer Agent and Rights Agent

The transfer agent for our ordinary shares and rights agent for our rights is Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561.

Listing of our Securities

Our units, ordinary shares and rights are listed on the Nasdaq under the symbols “YHNAU,” “YHNA,” and “YHNAR,” respectively.

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